Exhibit 99.1

UBS Airline Conference May 21, 2009

Safe Harbor This presentation contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft and our new terminal at JFK; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines' financial condition; a continuance of the economic recessionary conditions in the U.S. or a further economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2008 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

JetBlue Well-Positioned for Sustainable Growth Cash From Operations To Fund Growth Strong liquidity position Focus on positive free cash flow Modest aircraft capex requirements Award-winning product Unique Brand & Culture

Solid Cash Position Cash as a Percentage of Trailing Twelve Months Revenue1 1Trailing twelve months as of March 31, 2009 Source: Company reports

Disciplined Growth Strategy Yields Profits Aircraft Capex (Millions) Aggressive capacity management through aircraft sales, deferrals & leases

Firm Aircraft Orders Fewer Aircraft Commitments Limit Financing Needs 2009* 2010 2011 3 6 3 0 5 4 2008 12 6 *Financing commitments in place for all 2009 aircraft deliveries Note: JetBlue sold 9 A320s in 2008 and 2 E190s in 2009

Uncertain Economic Environment and Events Pressure Demand Extensive sale activity pressuring yields during peak travel periods, especially in transcon markets H1N1 outbreak has negatively impacted bookings across the industry Mexico (Cancun) represents 1.7% of JetBlue's ASMs Implemented Cancun schedule adjustments in response to lower demand Traveler concerns about H1N1 appear to be having a disproportionate negative impact on overall demand for air travel As a result of continued economic uncertainty and the impact of H1N1: JetBlue expects a negative impact of four percentage points of RASM and PRASM in the second quarter vs. previously issued guidance. (For the second quarter, JetBlue expects RASM to decline between four and seven percent year over year and PRASM to decline between six and nine percent year over year.) JetBlue expects a negative impact of three percentage points of RASM and PRASM in the full year vs. previously issued guidance. (For the full year, JetBlue expects RASM to decline between two and five percent year over year and PRASM to decline between four and seven percent year over year.)

JetBlue Remains Well-Positioned with a Strong Brand and a Differentiated Product Unit Revenue Outperformance* Award-winning service Unique value proposition Limited premium travel exposure Loyal customer base Significant "Visiting Friends & Relatives" traffic *JetBlue has led the industry in monthly unit revenue growth on a year-over-year basis over the past year Source: ATA reporting carriers

Lower Fuel Prices Have Offset Revenue Decline Oil acting as a natural hedge against the demand environment Forward curve remains in contango JetBlue currently not hedging future fuel consumption: approximately 7% of remaining 2009 projected fuel consumption is hedged As a result, JetBlue continues to benefit from lower fuel prices JetBlue estimates an operating margin between 6-8% for the second quarter and between 9-11% for the full year 2009 JetBlue estimates a pre-tax operating margin of (1)-1% for the second quarter and 3-5% for the full year 2009 Note: Estimates based on the forward curve as of May 19, 2009